Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Announces Transaction for Construction of New Jackup Rig

Dallas, Texas, February 17, 2004.... ENSCO International Incorporated (NYSE: ESV) announced that a subsidiary of the Company has entered into an agreement with Keppel FELS Limited in Singapore to exchange three ENSCO rigs and $55 million of cash for the construction of a new high performance premium jackup rig. The three rigs to be exchanged are ENSCO 55, a 300' Freide & Goldman 780 Mod II jackup rig built in 1981, and two Gulf of Mexico platform rigs, ENSCO 23 and ENSCO 24, built in 1980.

The new premium jackup rig, to be named ENSCO 107, will be an enhanced KFELS MOD V (B) design modified to ENSCO specifications. The rig is a sister rig to ENSCO 106, a joint venture project with Keppel FELS, which is currently under construction in Singapore. ENSCO 106 is expected to be delivered by year-end, and delivery of ENSCO 107 is expected in late 2005. The transaction is subject to execution of a definitive construction contract and regulatory approvals.

Carl Thorne, ENSCO's Chairman and Chief Executive Officer, commented on the transaction, "The agreement to exchange three older rigs plus cash for construction of the ENSCO 107 is another step in our continuing fleet renewal program, and furthers our expansion in the high specification jackup rig market. ENSCO 55 is our one remaining F&G 780 Mod II jackup rig that has not been upgraded as part of our fleet enhancement program. ENSCO 23 and ENSCO 24 have been idle for some time, and including them in the transaction furthers our stated intent of de-emphasizing the more specialized equipment remaining in our fleet. We believe this transaction is a conservative and cost-effective approach to upgrading and rationalizing our rig fleet as the industry continues to evolve to more demanding drilling applications. "

Statements contained in this press release that state Company or management intentions, hopes, beliefs, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to the timing and cost of construction and delivery of a new jackup drilling rig and the expected delivery of ENSCO 106. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) delays in the anticipated delivery date of the rigs or major rig components, (ii) actual costs associated with the new rig building program, (iii) rig construction risks, (iv) risks associated with operating and shipbuilding in foreign jurisdictions, (v) force majeure events, (vi) renegotiation, nullification, or breach of contracts, (vii) completion of the definitive contract and receipt of required regulatory approvals, and (viii) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the international petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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